FOR IMMEDIATE RELEASE



          CORECOMM LIMITED SHAREHOLDERS APPROVE MERGER AGREEMENTS WITH
                     VOYAGER.NET AND ATX TELECOMMUNICATIONS

New York, New York (September 22, 2000) - CoreComm Limited (NASDAQ: COMM) announced today that in the special meeting of shareholders held today, CoreComm's shareholders approved:

1). The domestication merger proposal to make CoreComm a domestic U.S. company and the adoption of the related domestication merger agreement;

2). The merger agreement between CoreComm, Voyager.net, Inc. and other parties, under which Voyager will become a wholly-owned subsidiary of CoreComm, and common stock of CoreComm (or its successor) will be issued in addition to a cash payment to the current stockholders of Voyager; and

3). The merger agreement among CoreComm, ATX Telecommunications Services, Inc., all of the current ATX stockholders and other parties.

Accordingly, all necessary approvals for the Transactions to proceed have now been received from CoreComm shareholders. The ATX and Voyager acquisitions remain subject to usual closing conditions and provisions of the related agreements. It is expected that the acquisitions will close prior to the end of the third quarter.



For further information contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8485